Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
QPC Lasers, Inc.

We hereby consent to the inclusion in the foregoing Amendement No. 1 to the Registration Statement on Form SB-2 of our report dated March 6, 2007, except for Note 14 which is July 25, 2007, relating to the consolidated financial statements of QPC Lasers, Inc. and Subsidiary as of December 31, 2006 and for the years ended December 31, 2006 and 2005 which appears in the QPC Lasers, Inc. Annual Report as amended on Form 10-KSB/A filed with the Securities and Exchange Commission on July 25, 2007. We also consent to the reference to our Firm under the caption “Experts”.

WEINBERG & COMPANY, P.A.
Certified Public Accountants

Los Angeles, California
July 31, 2007